Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 being filed by Velocity Express Corporation of our report dated March 29, 2006 with respect to our audits of the consolidated financial statements of CD&L, Inc. as of and for the years ended December 31, 2005 and 2004, which report is included in Exhibit 99.1 in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed by Velocity Express Corporation on November 5, 2007 and incorporated by reference in this Registration. We also consent to the reference to our firm under the caption “Experts” in the prospectus of the registration statement.

/s/ J.H.Cohn LLP

Roseland, New Jersey
July 11, 2008